UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )*

Cyberkinetics Neurotechnology Systems Inc.
(Name of Issuer)
Common Stock, $0.001 par value per share
(Title of Class of Securities)
23247T 10 1
(CUSIP Number)
October 18, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	23247T 10 1	Page	2	of	17 pages

1
NAMES OF REPORTING PERSONS:
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

Medica III Management Co.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands

	5	SOLE VOTING POWER:

NUMBER OF		6,250,002 (1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		6,250,002 (1)

WITH:	8	SHARED DISPOSITIVE POWER:

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,250,002 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

15.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

(1)    Includes 2,083,335 shares of Common Stock subject to warrants which are currently exercisable.

CUSIP No.	23247T 10 1	Page	3	of	17 pages

1
NAMES OF REPORTING PERSONS:
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

Medica III Management L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands

	5	SOLE VOTING POWER:

NUMBER OF		6,250,002 (1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		6,250,002 (1)

WITH:	8	SHARED DISPOSITIVE POWER:

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,250,002 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

15.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

(1)    Includes 2,083,335 shares of Common Stock subject to warrants which are currently exercisable.

CUSIP No.	23247T 10 1	Page	4	of	17 pages

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

Medica III Investments (International) L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands

	5	SOLE VOTING POWER:

NUMBER OF		2,109,158 (1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		2,109,158 (1)

WITH:	8	SHARED DISPOSITIVE POWER:

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,109,158 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

(1)    Includes 703,053 shares of Common Stock subject to warrants which are currently exercisable.

CUSIP No.	23247T 10 1	Page	5	of	17 pages

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

Medica III Investments (Israel) L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Israel

	5	SOLE VOTING POWER:

NUMBER OF		763,506 (1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		763,506 (1)

WITH:	8	SHARED DISPOSITIVE POWER:

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

763,506 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

2.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

(1)    Includes 254,502 shares of Common Stock subject to warrants which are currently exercisable.

CUSIP No.	23247T 10 1	Page	6	of	17 pages

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

Medica III Investments (SF) L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands

	5	SOLE VOTING POWER:

NUMBER OF		836,348 (1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		836,348 (1)

WITH:	8	SHARED DISPOSITIVE POWER:

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

836,348 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

2.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

(1)    Includes 278,783 shares of Common Stock subject to warrants which are currently exercisable.

CUSIP No.	23247T 10 1	Page	7	of	17 pages

1	NAMES OF REPORTING PERSONS:

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

Medica III Investments (P.F.) L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Israel

	5	SOLE VOTING POWER:

NUMBER OF		450,122 (1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		450,122 (1)

WITH:	8	SHARED DISPOSITIVE POWER:

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

450,122 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

1.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

(1)    Includes 150,041 shares of Common Stock subject to warrants which are currently exercisable.

CUSIP No.	23247T 10 1	Page	8	of	17 pages

1	NAMES OF REPORTING PERSONS:
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

Medica III Investments (Israel) (B) L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Israel

	5	SOLE VOTING POWER:

NUMBER OF		1,087,251 (1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,087,251 (1)

WITH:	8	SHARED DISPOSITIVE POWER:

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,087,251 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

2.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

(1)       Includes 362,417 shares of Common Stock subject to warrants which are currently exercisable.

CUSIP No.	23247T 10 1	Page	9	of	17 pages

1	NAMES OF REPORTING PERSONS:
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

Poalim Medica III Investments L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Israel

	5	SOLE VOTING POWER:

NUMBER OF		1,003,617 (1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,003,617 (1)

WITH:	8	SHARED DISPOSITIVE POWER:

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,003,617 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

2.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

(1)       Includes 334,539 shares of Common Stock subject to warrants which are currently exercisable.

CUSIP No.	23247T 10 1	Page	10	of	17 pages

1	NAMES OF REPORTING PERSONS:
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

Ehud Geller

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Israel

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,250,002 (1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

6,250,002 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,250,002 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

15.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

(1)	Includes 2,083,335 shares of Common Stock subject to warrants which are currently exercisable.

CUSIP No.	23247T 10 1	Page	11	of	17 pages

1	NAMES OF REPORTING PERSONS:
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

Batsheva Elran

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Israel

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		6,250,002 (1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

6,250,002 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,250,002 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

15.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

(1)	Includes 2,083,335 shares of Common Stock subject to warrants which are currently exercisable.

CUSIP No. 23247T 10 1
     Item 1(a) Name of Issuer:

Cyberkinetics Neurotechnology Systems Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

Suite 240
100 Foxborough Blvd.
Foxborough, MA 02035

Item 2(a)	Name of Person Filing:

General Partners:
Medica III Management Co., a Cayman Islands corporation
Medica III Management L.P., a Cayman Islands limited partnership

Investment Funds:
Medica III Investments (International) L.P. a Cayman Islands limited partnership
Medica III Investments (Israel) L.P. an Israeli limited partnership
Medica III Investments (SF) L.P., a Cayman Islands limited partnership
Medica III Investments (P.F.) L.P., an Israeli limited partnership
Medica III Investments (Israel) (B) L.P., an Israeli limited partnership
Poalim Medica III Investments L.P., an Israeli limited partnership

Officers/Directors
Ehud Geller, an Israeli citizen and an officer and director of Medica III Management Co.
Batsheva Elran, an Israeli citizen and an officer and director of Medica III Management Co.

Item 2(b)	Address of Principal Business Office or, if None, Residence:

The address of each reporting person is:
c/o Medica Management Co.
Ackerstein Towers, Building B
11 Hamanofim Street
Herzlia Israel 46725

Item 2(c)	Citizenship:

Each of the entities or persons identified in Item 2(a) above is a corporation, limited partnership or individual organized under the laws of the jurisdiction, or is a citizen of the jurisdiction, as applicable, set forth opposite such entity’s or person’s name.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.001 per share.

Item 2(e)	CUSIP Number:

The CUSIP No. of the Common Stock is 23247T 10 1.

Item 3	Description of Person Filing:

Not applicable

Item 4	Ownership:

Page 12 of 17 pages

CUSIP No. 23247T 10 1
(a)	Amount Beneficially Owned:
(i)	Medica III Management Co., as the general partner of Medica III Management L.P., the general partner of each of the investments funds named in Item 2(a) above, may be deemed to beneficially own 4,166,667 shares of Common Stock and currently exercisable warrants to acquire 2,083,335 shares of Common Stock held of record by the investments funds named in Item2(a) above;

(ii)	Medica III Management L.P., the general partner of each of the investment funds named in Item 2(a) above, may be deemed to beneficially own 4,166,667 shares of Common Stock and currently exercisable warrants to acquire 2,083,335 shares of Common Stock held of record by the investments funds named in Item2(a) above;

(iii)	Medica III Investments (International) L.P. is the record holder of 1,406,105 shares of Common Stock and currently exercisable warrants to acquire 703,053 shares of Common Stock;

(iv)	Medica III Investments (Israel) L.P. is the record holder of 509,004 shares of Common Stock and currently exercisable warrants to acquire 254,502 shares of Common Stock;

(v)	Medica III Investments (SF) L.P. is the record holder of 557,565 shares of Common Stock and currently exercisable warrants to acquire 278,783 shares of Common Stock;

(vi)	Medica III Investments (P.F.) L.P. is the record holder of 300,081 shares of Common Stock and currently exercisable warrants to acquire 150,041 shares of Common Stock;

(vii)	Medica III Investments (Israel) (B) L.P. is the record holder of 724,834 shares of Common Stock and currently exercisable warrants to acquire 362,417 shares of Common Stock;

(viii)	Poalim Medica III Investments L.P. is the record holder of 669,078 shares of Common Stock and currently exercisable warrants to acquire 334,539 shares of Common Stock;

(ix)	Ehud Geller, as an officer and director of Medica III Management Co. may be deemed to beneficially own 4,166,667 shares of Common Stock and currently exercisable warrants to acquire 2,083,335 shares of Common Stock held of record by the investments funds named in Item2(a) above; and

(x)	Batsheva Elran, as an officer and director of Medica III Management Co. may be deemed to beneficially own 4,166,667 shares of Common Stock and currently exercisable warrants to acquire 2,083,335 shares of Common Stock held of record by the investments funds named in Item2(a) above.
(b)	Percent of Class:

Page 13 of 17 pages

CUSIP No. 23247T 10 1

Medica III Management Co.	15.8%
Medica III Management L.P.	15.8%
Medica III Investments (International) L.P.	5.5%
Medica III Investments (Israel) L.P.	2.0%
Medica III Investments (SF) L.P.	2.2%
Medica III Investments (P.F.) L.P.	1.2%
Medica III Investments (Israel) (B) L.P.	2.9%
Poalim Medica III Investments L.P.	2.7%

Ehud Geller	15.8%
Batsheva Elran	15.8%
(c)	Number of Shares as to which the Person has:
(i)	sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

	NUMBER OF SHARES (1)
Reporting Person	(i)	(ii)	(iii)	(iv)
General Partners
Medica III Management Co.	6,250,002	0	6,250,002	0
Medica III Management L.P.	6,250,002	0	6,250,002	0
Investment Funds
Medica III Investments (International) L.P.	2,109158	0	2,109158	0
Medica III Investments (Israel) L.P.	763,506	0	763,506	0
Medica III Investments (SF) L.P.	836,348	0	836,348	0
Medica III Investments (P.F.) L.P.	450,122	0	450,122	0
Medica III Investments (Israel) (B) L.P.	1,087,251	0	1,087,251	0
Poalim Medica III Investments L.P.	1,003,617	0	1,003,617	0
Officers/Directors
Mr. Ehud Geller	0	6,250,002	0	6,250,002
Mr. Batsheva Elran	0	6,250,002	0	6,250,002

(1)	Includes an aggregate of 2,083,335 shares of Common Stock subject to currently exercisable warrants. See the cover pages of this Schedule 13G for information relating to each reporting person’s beneficial ownership of such warrants.

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Page 14 of 17 pages

CUSIP No. 23247T 10 1

Each of the Reporting Persons expressly disclaims membership in a “Group” as defined in Rule 13d-1(b)(ii)(J).

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 15 of 17 pages

CUSIP No. 23247T 10 1
SIGNATURE
     After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.
     DATED: October 30, 2006.

MEDICA III MANAGEMENT CO.

By:	/s/ Yoav Waizer

Name:Yoav Waizer
Title: Chief Financial Officer

MEDICA III MANAGEMENT L.P.
By: Medica III Management Co., its general partner

By:	/s/ Yoav Waizer

Name:Yoav Waizer
Title: Chief Financial Officer

MEDICA III MANAGEMENT CO.
MEDICA III INVESTMENTS (INTERNATIONAL) L.P.
MEDICA III INVESTMENTS (ISRAEL) L.P.
MEDICA III INVESTMENTS (SF) L.P.
MEDICA III INVESTMENTS (P.F.) L.P.
MEDICA III INVESTMENTS (ISRAEL) (B) L.P.
POALIM MEDICA III INVESTMENTS L.P.

By: Medica III Management L.P., its general partner

By: Medica III Management Co., its general partner

By:	/s/ Yoav Waizer

Name:Yoav Waizer
Title: Chief Financial Officer

/s/ EHUD GELLER

EHUD GELLER

/s/ BATSHEVA ELRAN

BATSHEVA ELRAN

Page 16 of 17 pages

CUSIP No. 23247T 10 1
Exhibit I
JOINT FILING AGREEMENT
     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Cyberkinetics Neurotechnology Systems Inc.
     EXECUTED as a sealed instrument this 30th day of October, 2006.

MEDICA III MANAGEMENT CO.

By:	/s/ Yoav Waizer

Name:Yoav Waizer
Title: Chief Financial Officer

MEDICA III MANAGEMENT L.P.
By: Medica III Management Co., its general partner

By:	/s/ Yoav Waizer

Name:Yoav Waizer
Title: Chief Financial Officer

MEDICA III MANAGEMENT CO.
MEDICA III INVESTMENTS (INTERNATIONAL) L.P.
MEDICA III INVESTMENTS (ISRAEL) L.P.
MEDICA III INVESTMENTS (SF) L.P.
MEDICA III INVESTMENTS (P.F.) L.P.
MEDICA III INVESTMENTS (ISRAEL) (B) L.P.
POALIM MEDICA III INVESTMENTS L.P.

By: Medica III Management L.P., its general partner

By: Medica III Management Co., its general partner

By:	/s/ Yoav Waizer

Name:Yoav Waizer
Title: Chief Financial Officer

/s/ EHUD GELLER

EHUD GELLER

/s/ BATSHEVA ELRAN

BATSHEVA ELRAN

Page 17 of 17 pages